Exhibit 5.1:  Legal Opinion and Consent of Counsel

STEPHAN JAN MEYERS, ESQ.
100 S. Sunrise Way, Suite A-800
Palm Springs, CA  92262
Tel:  (858) 922-2006
Fax:  (888) 501-3763

June 23, 2008

ZUMA360 Software, Inc.
6911 Hayvenhurst Avenue, Suite 101
Van Nuys, California 91406
Attn:  Srini Vasan, Chief Executive Officer

Dear Sir:

Re:  Registration Statement on Form S-1

I have acted as counsel to ZUMA360 Software, Inc., a Delaware corporation (the “Company) in connections with a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offering by the Company of up to 2,500,000 Units (the “Units”), and certain securities issuable thereunder as described hereinafter. Each Unit consists of one share of Common Stock, $0.00001 par value, for a total of 2,500,000 shares of Common Stock (the “Shares”); one Warrant to purchase one share of the Company’s Common Stock, $0.00001 par value, for a total of 2,500,000 Warrants; and 2,500,000 shares of the Company’s Common Stock, $0.00001 par value issuable upon conversion of the Warrants (the “Warrant Shares”).

You have requested my opinion as to the matters set forth below in connection with said Registration Statement. For purposes of rendering that opinion, I have examined the Registration Statement, and I have examined originals or copies of the following documents (collectively, the “Documents”): the Company’s Amended and Restated Articles of Incorporation, as amended to date; the Corporation’s By-laws; the applicable minutes and resolutions of the Corporation’s Board of Directors and stockholders; and such other documents, certificates, instruments and corporate records as I have deemed necessary or appropriate for the purpose of this opinion.

In rendering my opinion, I have assumed, without investigation, the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents and valid execution by all parties to the Documents, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to me as copies.

Based upon the foregoing, I am of the opinion that:

1.  the 2,500,000 Shares to be sold by the Company under the terms of the Registration Statement will, when issued, be duly and validly authorized and issued, fully paid, and non-assessable.

2.  the 2,500,000 Warrants to be sold by the Company under the terms of the Registration Statement will, when issued, be enforceable,

3.  upon exercise of the Warrants in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares) the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. This opinion includes my opinion on Delaware law including the Delaware Constitution, all applicable provisions of Delaware statutes, and reported judicial decisions interpreting those laws. However, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding my firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities & Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

Stephan Jan Meyers, Esq.